Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-142665) of Lan Airlines S.A. of our report dated March 1, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the annual report on Form 20-F, as amended by Amendment No. 1.

/s/ PricewaterhouseCoopers

Santiago, Chile
December 1, 2011